Exhibit 4.1

THE SECURITY REPRESENTED HEREBY, AND THE SECURITIES ISSUABLE UPON CONVERSION OR REDEMPTION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

IMEDICOR, INC.

CONVERTIBLE PROMISSORY NOTE
MAXIMUM OF
$1.5 MILLION DOLLAR BRIDGE FUNDING

US$_________	UNITS _____
January ___, 2010

FOR VALUE RECEIVED, IMedicor, Inc., a corporation duly organized and validly existing under the laws of the state of Nevada (the “Company”), promises to pay to ____________ the registered holder of this secured convertible promissory note (“Note”) and its successors and assigns (the “Holder”), the ____ number of units as described in section 1 below in the principal sum of ________________________ ($______________) (“Loan Proceeds”) in accordance with the terms hereof, and interest on the principal sum outstanding in accordance with the terms hereof.  Accrual of interest on the outstanding principal amount shall commence on the date hereof and shall continue until payment in full of the outstanding principal amount has been made or duly provided for, or until the entire outstanding principal amount of the Note has been converted.

This Note has been issued in the aggregate principal amount of _______________.  The Loan Proceeds shall be paid to the Company by wire simultaneously with the execution of this agreement. This note shall not be deemed effective until the company is in receipt and fully able to utilize all loan proceeds.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. This Promissory Convertible note shall be issued in and available in UNITS as defined herein. Each UNIT shall be priced at $50,000 (the Company reserves the right to accept partial units ($25,000). There will only be available 30 full units, which will be sold on a first come first sold basis. Total bridge funding of $1.5 Million Dollars to be received by the Company on or before February 15th 2010 or before if all units are sold prior to said date, the company reserves the right to increase, extend or retract this offer at any time at its sole discretion. A “UNIT” shall be defined as  and contain the following:

Common Stock	500,000 shares of restricted SEC 144 common stock Certificates will be issued within 60 days from the initial investment. (Note: due to the SEC requirement of a 6 month holding period, at the date of the investment, the 6 month holding period will begin, not at the actual issuance of the stock certificate, after the holding period is met according to SEC regulations the restrictions can be lifted and the shares will be reissued into free trading stock)

Warrants	1 Million warrants exercisable within 5 full years from the date of investment

Price :
First Year -	$.05
Second Year -	$.15
Third Year -	$.30
Fourth Year -	$.50
Fifth Year -	$ 1.00

Warrants can be exercised in part or whole up to the end of the fifth year. Warrants shall be issued with the standard terms and conditions contained presently in all warrants issued by the company.

Repayment
Repayment of the bridge in full, by wire transfer to a bank account designated by holder at the closing of the next round of funding provided the next round of funding is secured at a minimum of $4,000,000 or through cash flows capable of sustaining the repayment.

2.           Interest.  The Holder is entitled to receive interest on the outstanding principal amount of this Note at the rate of Ten Percent (10%) annualized.  Interest shall be due and payable on the Maturity Date in either cash or stock at the discretion of the Note holder.

3.           Term – The initial term of this agreement will be 120 Days from the transfer of funds into the iMedicor account. The Company will have two consecutive rollover options for 120 days each (Roll-Over Option Period). In the event of the roll-over option(s) being exercised the fee for each option period will be an additional 250,000 shares of stock (restricted as stated above) and 500,000 warrants (with the same pricing formula as stated above) with 15% annualized interest (an increase of 5% from the original interest as stated above) for each option period exercised by the company.

4.           Conversion.  The noteholder shall have the option, in its sole discretion to :

(a)           Optional Conversion   At anytime during a roll-over option period, as defined in # 3 above, the Holder may elect to convert the entire amount due and owing, which for purposes of this conversion shall be deemed to be principle and interest per unit, into shares of restricted SEC 144 common stock at a conversion rate of $.05 per share.

Mechanics of Conversion.  Upon any conversion of the outstanding principal amount of this Note, (i) such principal amount converted shall be converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Holder shall surrender and deliver the original Note, duly endorsed, to the Company’s office or such other address which the Company shall designate against delivery of the certificates representing the new securities of the Company; (iii) the Company shall promptly deliver a duly executed Note to the Holder in the principal amount, if any, that remains outstanding after any such conversion; and (iv) in exchange for all or any portion of the surrendered Note described in clause (ii) of this Section 4(c), the Company shall provide the Holder with irrevocable instructions addressed to the Company’s transfer and exchange agent, as applicable, to issue such number of shares of Common Stock.

(a)           Issue Taxes.  The Holder shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of shares of Common Stock on conversion of this Note pursuant hereto; provided, however, that the Holder shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(b)           Elimination of Fractional Interests.  No fractional shares of Common Stock shall be issued upon conversion of this Note, nor shall the Company be required to pay cash in lieu of fractional interests, it being the intent of the parties that all fractional interests shall be eliminated and that all issuances of the Common Stock shall be rounded up to the nearest whole share.

5.           Affirmative Covenants of the Company.  The Company hereby agrees that, so long as the Note remains outstanding and unpaid, or any other amount is owing to the Holder hereunder, the Company will:

(a)           Corporate Existence and Qualification.  Take the necessary steps to preserve its corporate existence and its right to conduct business in all states in which the nature of its business requires qualification to do business.

(b)           Books of Account.  Keep its books of account in accordance with good accounting practices.

(c)           Insurance.  Maintain insurance with responsible and reputable insurance companies or associations, as determined by the Company in its sole but reasonable discretion, in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.

(d)           Preservation of Properties; Compliance with Law.  Maintain and preserve all of its properties that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted and comply with the charter and bylaws or other organizational or governing documents of the Company, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon the Company or any of its property or to which each the Company or any of its property is subject.

(e)          Taxes.  Duly pay and discharge all taxes or other claims, which might become a lien upon any of its property except to the extent that any thereof are being in good faith appropriately contested with adequate reserves provided therefor.

(f)           Reservation of Shares.  The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock and issuable upon conversion of this Note and exercise of the Warrants to provide for the issuance of all of such shares.  Prior to complete conversion of this Notes and exercise of the Warrants, the Company shall not reduce the number of shares of Common Stock reserved for issuance hereunder without the written consent of the Holder except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the requirements of this Section, which reverse stock split affects all shares of Common Stock equally.

(g)           Use of Proceeds.  The proceeds of the Notes will be used for working capital purposes.

(h)           Financial Information.  The company shall maintain its filings with the Securities and Exchange Commission pursuant to Section 13 or Section 15 of the Exchange Act.
6.           Negative Covenants of the Company.  The Company hereby agrees that, so long as all or any portion of this Note remains outstanding and unpaid it will not, nor will it permit any of its subsidiaries, if any, without the consent of the  Holder (as defined in Section 16 hereof), to:

(a)           Mergers, Acquisitions and Sales of Assets.   Enter into any merger or consolidation or liquidate, windup or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets or technologies (other than sales of inventory and obsolescent equipment in the ordinary course of business); except: (i) if the Company is the surviving corporation and a change in control has not occurred, (ii) that any subsidiary of the Company may merge into or consolidate with any other subsidiary which is wholly-owned by the Company, and (iii) any subsidiary which is wholly-owned by the Company may merge with or consolidate into the Company provided that the Company is the surviving corporation.

(b)           Loans;  Lend or advance money, credit or property to (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other Person except (i) investments in United States Government obligations, certificates of deposit of any banking institution with combined capital and surplus of at least $200,000,000; (iii) accounts receivable arising out of sales in the ordinary course of business; and (iv) loans to subsidiaries, if any. The Company may enter into an acquisition or merger deemed beneficial by the board of directors.

(c)           Dividends and Distributions.  Pay dividends or make any other distribution on shares of the capital stock of the Company.

(d)           Sales of Receivables; Sale - Leasebacks.  Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company, with or without recourse, except for the purpose of collection in the ordinary course of business; or sell any asset pursuant to an arrangement to thereafter lease such asset from the purchaser thereof.

(e)           Capital Expenditures; Capitalized Leases.  Expend in the aggregate for the Company and all its subsidiaries in excess of $1,000,000 in any fiscal year for Capital Expenditures (as defined below), including payments made on account of Capitalized Leases (as defined below).  “Capital Expenditures” shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with generally accepted accounting principles, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interest which are required to be capitalized in accordance with generally accepted accounting principles.  “Capitalized Lease” shall mean any lease the obligations to pay rent or other amounts under which constitute Capitalized Lease Obligations.  “Capitalized Lease Obligations” shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles and, for purposes of this Note, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles.

(f)           Nature of Business.  Materially alter the nature of the Company’s business or otherwise engage in any business other than the business engaged in or proposed to be engaged in on the date of this Note.

(g)           Stock of Subsidiaries.  Sell or otherwise dispose of any subsidiary, if any, or permit a subsidiary, if any, to issue any additional shares of its capital stock except pro rata to its stockholders.

(h)           ERISA.  (i) Terminate any plan (“Plan”) of a type described in Section 402l(a) of the Employee Retirement Income Security Act of l974, as amended from time to time (“ERISA”) in respect of which the Company is an “employer” as defined in Section 3(5) of ERISA so as to result in any material liability to the Pension Benefit Guaranty Corporation (the “PBGC”) established pursuant to Subtitle A of Title IV of ERISA, (ii) engage in or permit any person to engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject the Company to any material tax, penalty or other liability, (iii) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (iv) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

(i)           Accounting Changes.  Make, or permit any subsidiary to make any change in their accounting treatment or financial reporting practices except as required or permitted by generally accepted accounting principles in effect from time to time.

(j)           Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate (as defined below) except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party.  “Affiliate” as applied to any Person, shall mean any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

8.           Events of Default.  The Note shall become immediately due and payable at the option of the Holder, without notice or demand, upon any one or more of the following events or occurrences (“Events of Default”):

(a)           if any portion of the Note is not paid when due;

(b)           if any representation or warranty of the Company made in this Note, the Transaction Documents (as defined in the Holder Subscription Agreement), or in any certificate, report or other financial statement or other instrument or document delivered pursuant hereto, or any notice, certificate, demand or request delivered to the Holder pursuant to this Note, the Transaction Documents (as defined in the Holder Subscription Agreement), or any other document proves to be false or misleading in any material respect as of the time when the same is made;

(c)           if the Company consummates a transaction which would cause this Note or any exercise of any Holder’s rights under this Notes and the Warrants (i) to constitute a non-exempt prohibited transaction under ERISA, (ii) to violate a state statute regulating governmental plans or (iii) otherwise to subject the Company to liability for violation of ERISA or such state statute;

(d)           if the Company makes an assignment for the benefit of creditors or if the Company generally does not pay its debts as they become due;

(e)           if a receiver, liquidator or trustee of the Company is appointed or if the Company is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed by or against, consented to, or acquiesced in, by the Company or if any proceeding for the dissolution or liquidation of the Company is instituted; however, if such appointment, adjudication, petition or proceeding is involuntary and is not consented to by the Company, upon the same not being discharged, stayed or dismissed within 60 days;

9.           Holder Not Deemed a Stockholder.  No Holder, as such, of this Note shall be entitled (prior to conversion or redemption of this Note into Common Stock, and only then to the extent of such conversion) to vote or receive dividends or be deemed the holder of shares of the Company for any purpose, nor shall anything contained in this Note be construed to confer upon the Holder hereof, as such, any of the rights at law of a stockholder of the Company prior to the issuance to the holder of this Note of the shares of Common Stock which the Holder is then entitled to receive upon the due conversion of all or a portion of this Note.  Notwithstanding the foregoing, the Company will provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

10.           Confidential Information.  The Holder agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 10 by the Holder), (ii) is or has been independently developed or conceived by the Holder without use of the Company's confidential information or (iii) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Holder may disclose confidential information to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or as may be required by law, provided that the Holder takes reasonable steps to minimize the extent of any such required disclosure.

11.           Waiver of Demand, Presentment, Etc.  The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, default and nonpayment, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder, and all rights of set-off, defenses, deduction or counterclaim with respect to any amount owing hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

12.           Payment.  Except as otherwise provided for herein, all payments with respect to this Note shall be made in lawful currency of the United States of America, at the option of the Holder, (i) at the principal office of the Holder, located at ______________________________, or such other place or places as may be reasonably specified by the Holder of this Note in a written notice to the Company at least ten (10) business days before a given payment date, or (ii) by mailing a good check in the proper amount to the Holder at least two days prior to the due date of each payment or otherwise transferring funds so as to be received by the Holder on the due date of each such payment; provided, however, that the Company shall make payment by wire transfer to an account such Holder may specify in writing to the Company at least two days prior to the due date of each payment.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.  The Holder shall keep a record of each payment of principal and interest with respect thereto.

13.           Assignment.  The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, administrators and transferees of the parties hereto.  Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written consent of the Company.  Interest and principal are payable only to the registered Holder of this Note in the Note Register.

14.           Waiver and Amendment.  Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

15.           Notices.  Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission, to the Company at the address or facsimile number set forth herein or to the Holder at its address or facsimile number set forth in the records of the Company.  Any party hereto may by notice so given change its address for future notice hereunder.  Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

16.           Governing Law; Jurisdiction.  This Note, and all matters arising directly or indirectly here from, shall be governed by and construed in accordance with the internal laws of the State of New York, notwithstanding the choice of law or conflicts of law principles thereof.  Each of the parties hereto hereby (i) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the Eastern District of New York, (and of the appropriate appellate courts therefrom) in connection with any suit, action or other proceeding arising out of or relating to this Note, (ii) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, and (iii) agrees that service of any summons, complaint, notice or other process relating to such suit, action or other proceeding may be effected in the manner provided by Section 17.

17.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

18.           Headings.  Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

iMedicor, INC.

By:  _________________________
Name:  Fred Zolla
Title: CEO

INVESTOR QUESTIONNAIRE

(ALL INFORMATION WILL BE TREATED CONFIDENTIALLY)

To:           iMedicor, Inc.

This Investor Questionnaire (“Questionnaire”) must be completed by each potential investor in connection with the Promissory Note Bridge Funding as detailed in the attached document dated January ___, 2010.

The Securities are being offered and sold by iMedicor, Inc. (the "Company") without registration under the Securities Act of 1933, as amended (the "Act"), and the securities laws of certain states, in reliance on the exemptions contained in Section 4(2) of the Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.  The Company must determine that a potential investor meets certain suitability requirements before offering or selling Securities to such investor.  The purpose of this Questionnaire is to assure the Company that each investor will meet the applicable suitability requirements.  The information supplied by you will be used in determining whether you meet such criteria, and reliance upon the private offering exemptions from registration is based in part on the information herein supplied.

This Questionnaire does not constitute an offer to sell or a solicitation of an offer to buy any security.  Your answers will be kept strictly confidential except to the extent requested by the Securities and Exchange Commission or state securities regulators.  By signing this Questionnaire, you will be authorizing the Company to provide a completed copy of this Questionnaire to such parties as the Company deems appropriate in order to ensure that the offer and sale of the Securities will not result in a violation of the Act or the securities laws of any state and that you otherwise satisfy the suitability standards applicable to purchasers of the Securities.  All potential investors must answer all applicable questions and complete, date and sign this Questionnaire.  Please print or type your responses and attach additional sheets of paper if necessary to complete your answers to any item.

A.           BACKGROUND INFORMATION

Name:

Business Address:
(Number and Street)

(City)                                           (State)                                                             (Zip Code)

Telephone Number: _____________________________

If an individual:
Age: __________                                Citizenship: ____________

If a corporation, partnership, limited liability company, trust or other entity:
Type of entity:
State of formation:______________________                                                        Date of formation: ____________________

Social Security or Taxpayer Identification No.

B.           STATUS AS ACCREDITED INVESTOR

The undersigned is an "accredited investor" as such term is defined in Regulation D under the Act, as at the time of the sale of the Securities the undersigned falls within one or more of the following categories (Please initial one or more, as applicable): 1

____  (1)                      a bank as defined in Section 3(a)(2) of the Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a Small Business Investment Company licensed by the U.S.  Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with the investment decisions made solely by persons that are accredited investors;

____  (2)                      a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

____  (3)                      an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets in excess of $5,000,000;

____  (4)                      a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of such person's purchase of the Securities exceeds $1,000,000;

____  (5)                      a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

____  (6)                      a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D; and

____  (7)                      an entity in which all of the equity owners are accredited investors (as defined above).

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire this ____ day of __________, 2006, and declares under oath that it is truthful and correct.

Print Name

By:
Signature

Title:
(required for any purchaser that is a corporation, partnership, trust or other entity)

1 As used in this Questionnaire, the term “net worth” means the excess of total assets over total liabilities.  In computing net worth for the purpose of subsection (4), the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances.  In determining income, the investor should add to the investor’s adjusted gross income any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, contributions to an IRA or KEOGH retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.